EXHIBIT 1

Clinton Group Distributes Presentation to ValueVision Media Stockholders

NEW YORK, May 28, 2014 /PRNewswire/ -- Clinton Group, Inc. ("Clinton Group") announced today that it has distributed a slide presentation regarding its campaign to replace a majority of the board of directors of ValueVision Media, Inc. (Nasdaq: VVTV). Clinton Group has nominated six independent professionals for the Board of Directors of ValueVision and is soliciting votes from fellow ValueVision shareholders for the election of these individuals at ValueVision’s annual meeting, which is scheduled for June 18, 2014.

“We believe the objective evidence of the ValueVision’s underperformance is clear,” said Gregory P. Taxin, President of Clinton Group, Inc. “Perhaps worse is the lack of an ambitious plan to make optimal use of the Company’s uncommon and valuable asset, its distribution agreements with the major cable and satellite companies in the United States. We believe our nominees can help to create significant shareholder value by implementing the detailed plan outlined in our presentation.”

Clinton Group urges its fellow stockholders to review the definitive proxy materials and the presentation on ValueVision Media, both of which are available at www.AddValueAndVision.com and to vote for change at the annual meeting. The Clinton Group’s presentation on ValueVision Media is available directly at http://bit.ly/TTprEX.

Stockholders with questions should contact Okapi Partners LLC at (212) 297-0720 or Toll-Free (855) 305-0857 or by email to VVTV@clinton.com.

About Clinton Group, Inc.

Clinton Group, Inc. is a Registered Investment Advisor based in New York City. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

Important Additional Information

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RELATIONAL OPPORTUNITY, LLC, GEH CAPITAL, INC., CHANNEL COMMERCE PARTNERS, L.P., CLINTON GROUP, INC., GEORGE E. HALL (COLLECTIVELY, "CLINTON") THOMAS D. BEERS, MARK BOZEK, RONALD L. FRASCH, THOMAS D. MOTTOLA, ROBERT ROSENBLATT AND FRED SIEGEL (TOGETHER WITH CLINTON, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF VALUEVISION MEDIA, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT

DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL FREE AT (855) 305-0857.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACT: N. Lennox, +1-212-825-0400.